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Exhibit 11                            COMPUTATION OF EARNINGS PER SHARE
                                     Fluke Corporation and Subsidiaries
                                                              Seven
                             Year ended    Year ended  months ended    Year ended
                              April 28,     April 29,     April 30,  September 25,
                                  1995          1994          1993          1992
Shares issued at beginning
  of period                    8,807,391     8,807,391     8,807,391   8,807,391
Less repurchased shares at
  beginning of period           (908,701)   (2,464,936)   (2,472,756) (2,511,214)
Shares outstanding at
  beginning of period          7,898,690     6,342,455     6,334,635   6,296,177
Net issuance of shares
  under stock award plans,
  weighted average              (104,444)        5,208         2,398      23,515
Shares issued for
  acquisiton, weighted average       ---     1,000,000           ---         ---
Shares issued upon conversion
  of preferred shares,
  weighted average                   ---       538,144           ---         ---
Weighted average shares
  outstanding                  7,794,246     7,885,807     6,337,033   6,319,442
Common share equivalents
  of convertible preferred
  shares, weighted average           ---           ---       538,144     540,578
Assumed exercise of stock
  options, weighted average
  of incremental shares          198,558       145,889       194,286     173,425
Average shares and common
  share equivalents
  outstanding                  7,992,804     8,031,696     7,069,463   7,033,695

Earnings per share based on
  weighted average shares
  and common share equivalents
  outstanding                     $ 1.86        $ 1.10        $ 0.95      $ 2.16
Net Income (in thousands)        $14,901        $8,800        $6,743     $15,204
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